Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	February 17, 2026	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Appointment of Manager to Board of Managers

DALLAS, TEXAS - Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ: DMLP) announced today Mr. A. Troy Sturrock has been appointed to the board of managers of the general partner of our general partner, as an independent manager and member of the advisory committee effective February 11, 2026. Mr. Sturrock’s appointment fills the vacancy created by the death of C.W. “Bill” Russell.

Mr. Sturrock has over 25 years of accounting and financial reporting experience, with a focus on the midstream energy sector for the past 20 years. He currently serves as the Group Senior Vice President, Controller and Principal Accounting Officer of Energy Transfer LP, a publicly-traded master limited partnership with assets in 44 states.

Robert C. Vaughn, Interim Chairman of the Board, stated, “We are pleased to welcome Mr. Sturrock to the board of managers of the Partnership. His broad energy experience will bring valuable perspective to achieve the Partnership’s strategic goals.”

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, and net profits interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership’s filings with the Securities and Exchange Commission.